S&P GLOBAL REPORTS
4th QUARTER AND FULL-YEAR 2017 RESULTS

Completed an Exceptional Year with Strong Fourth Quarter Results

4th Quarter and Full-Year Revenue Grew 14% and 7%, Respectively, Impacted by Divestitures

4th Quarter and Full-Year Organic Revenue Increased 14% and 13%, Respectively

Diluted EPS Decreased 50% to $1.02 in the 4th Quarter and 27% to $5.78 for the Full Year

Adjusted Diluted EPS Increased 44% to $1.85 in the 4th Quarter and 29% to $6.89 for the Full Year

$1.4 billion Returned to Shareholders in Share Repurchases and Dividends in 2017

U.S. Tax Reform Improves 2018 EPS Outlook by More Than $1.00 per Share

New York, NY, February 6, 2018 – S&P Global (NYSE: SPGI) today reported fourth quarter and full-year 2017 results. The Company reported fourth quarter 2017 revenue of $1.59 billion, an increase of 14% compared to the same period last year. On an organic basis, fourth quarter revenue also increased 14% with growth in every business segment.

Fourth quarter net income decreased 51% to $263 million and diluted earnings per share declined 50% to $1.02 with net gains from business divestitures bolstering fourth quarter of 2016 results and a charge associated with U.S. tax reform in the fourth quarter of 2017. Adjusted net income for the quarter increased 42% to $474 million due to very strong revenue growth, continued productivity improvements, and a lower effective tax rate. Adjusted diluted earnings per share increased 44% to $1.85 aided by a 2% reduction in diluted shares outstanding. Pre-tax adjustments in the fourth quarter of 2017 totaled $124 million and included a legal reserve, lease exit charges, restructuring, and a pension-related charge. In addition, the Company incurred $149 million of tax expense due to U.S. tax reform, primarily associated with the deemed repatriation of foreign earnings, which was partially offset by a $21 million tax benefit related to prior year divestitures.

For the full year, revenue increased 7% to $6.06 billion. On an organic basis, full-year revenue increased 13%. 2017 net income decreased 29% to $1.50 billion and diluted earnings per share decreased 27% to $5.78. 2017 adjusted net income increased 26% to $1.78 billion and adjusted diluted earnings per share increased 29% to $6.89.

“S&P Global had an exceptional performance in 2017. At the beginning of 2017, we set out enterprise goals to deliver financial performance, improve operational excellence, enhance leadership and accountability, and thoughtfully deploy capital. Our employees around the world did a stellar job of helping us to achieve these goals,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. He added, “In 2018, I expect additional progress as we continue to invest in new technologies, new products, new productivity initiatives, and new partnerships.”

Profit Margin: For the full year, the Company's operating profit margin declined by 1,650 basis points to 43% due to net gains from business divestitures in 2016. The adjusted operating profit margin improved by more than 275 basis points for the fourth year in a row, increasing 420 basis points to 47% in 2017 as the Company achieved solid revenue growth and successfully delivered productivity improvements.

Return of Capital: For the full year, the Company returned $1.4 billion to shareholders with $1.0 billion in share repurchases and $421 million in dividends. Share repurchases were the primary reason for the greater than 2% reduction in diluted shares outstanding during 2017. During the fourth quarter, the Company received 0.5 million shares as a true-up from its third quarter accelerated share repurchase (ASR) program and repurchased an additional 0.9 million shares. In 2018, consistent with its capital management philosophy, the Company anticipates continuing its share repurchase program, subject to market conditions.

Dividend: On February 2, 2018, the Board of Directors of S&P Global approved the regular quarterly cash dividend on the Company’s common stock. The quarterly dividend will increase 22% from $0.41 to $0.50 per share. The dividend will be payable on March 12, 2018, to shareholders of record on February 26, 2018. The new annualized dividend rate is $2.00 per share and has increased at an average compound annual growth rate of 9.8% since 1974. The Company has paid a dividend each year since 1937 and is one of fewer than 25 companies in the S&P 500 that has increased its dividend annually for at least the last 45 years.

U.S. Tax Reform: U.S. tax reform has two significant impacts on the Company. First, it results in a net one-time charge of $149 million that was recorded in the fourth quarter of 2017. This charge includes a $173 million tax expense from the deemed repatriation of foreign earnings, offset by a $24 million benefit from the revaluation of net deferred tax liabilities at the lower enacted corporate rate. Second, we anticipate a significant reduction of our effective tax rate to a range of 21% to 22.5% in 2018 resulting in approximately $200 million of additional free cash flow. As a result of U.S. tax reform, the Company is implementing a dividend increase that is considerably larger than in the past and investing further in our communities through a $20 million contribution to the S&P Global Foundation.

Ratings:

4th Quarter, 2017: Revenue increased 20% to $789 million. Transaction revenue increased 29% to $401 million during the quarter primarily from corporate bonds, structured products, and a modest gain in bank loans. Non-transaction revenue increased 12% to $388 million in the fourth quarter primarily due to growth in fees associated with surveillance, short-term debt including commercial paper, and entity ratings.

Operating profit increased 45% to $374 million and operating profit margin increased 820 basis points to 47% in the quarter primarily driven by exceptional revenue growth, and meaningful productivity improvements. Adjusted operating profit improved 40% to $439 million and adjusted operating profit margin improved 810 basis points to 56% in the quarter.

2017: Revenue increased 18% to $2.99 billion. Operating profit increased 21% to $1.52 billion and operating profit margin improved 120 basis points to 51%. Adjusted operating profit increased 27% to $1.61 billion compared to 2016 and adjusted operating profit margin improved 400 basis points to 54%.

Market and Commodities Intelligence:

4th Quarter, 2017: Revenue increased 7% to $637 million in the fourth quarter of 2017. Excluding revenue from divestitures, organic revenue growth was 8%. Operating profit decreased 61% to $208 million and operating profit margin declined 565 basis points to 33% primarily due to net gains from business divestitures in the fourth quarter of 2016. Adjusted operating profit increased 13% to $233 million and adjusted operating profit margin improved 200 basis points to 37% due to divestitures, strength at both Market Intelligence and Platts, and the successful completion of the $100 million Market Intelligence synergy program.

Market Intelligence revenue increased 8% in the fourth quarter to $440 million. Organic revenue improved 10% to $440 million in the fourth quarter with growth in Desktop, Risk Services, and Data Management Solutions.

Platts revenue increased 5% to $197 million in the fourth quarter due to mid single-digit revenue growth in core subscriptions partially offset by declines in Global Trading Services revenue.

2017: Full-year Market and Commodities Intelligence revenue decreased 5% to $2.45 billion due to divestitures. Adjusting revenue for several acquisitions and divestitures, organic revenue growth was 8%. Operating profit decreased 56% to $793 million and operating profit margin decreased 3,810 basis points to 32% due to net gains from business divestitures in 2016. Adjusted operating profit grew 4% to $913 million and adjusted operating profit margin improved 310 basis points to 37% due primarily to divestitures, solid organic revenue growth, and the completion of the $100 million Market Intelligence synergy program.

Full-year Market Intelligence revenue increased 1% to $1.68 billion and organic revenue grew 9% to $1.68 billion.

Full-year Platts revenue increased 9% to $774 million and organic revenue, excluding 2016 acquisitions, grew 5% to $744 million.

S&P Dow Jones Indices:

S&P Dow Jones Indices LLC is a majority owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

A new industry record for yearly inflows into exchange-traded products of $633 billion was set in 2017 substantially exceeding the previous record of $378 billion reached in 2016. 2017 end of year ETF AUM associated with our indices reached a new record as well at $1.3 trillion. This surpassed the $1.0 trillion total at the end of 2016 and the prior quarterly record of $1.2 trillion set on September 30, 2017.

4th Quarter, 2017: Revenue increased 12% to $191 million in the fourth quarter of 2017. Revenue increased primarily due to AUM growth in ETFs and derivatives trading activity. Average AUM in exchange-traded funds based on S&P DJI's indices was $1.3 trillion in the quarter, an increase of 34% versus the fourth quarter of 2016.

Operating profit increased 15% to $119 million and operating profit margin increased 150 basis points to 62% on stronger revenue. Operating profit attributable to the Company increased 14% to $87 million. Adjusted operating profit increased 16% to $122 million. Adjusted operating profit margin increased 210 basis points to 64%. Adjusted operating profit attributable to the Company increased 15% to $90 million.

2017: Revenue increased 15% to $733 million and operating profit increased 14% to $471 million. Operating profit margin decreased 20 basis points to 64% due primarily to the acquisition of Trucost. Operating profit attributable to the Company increased 14% to $344 million. Adjusted operating profit increased 14% to $478 million. Adjusted operating profit margin decreased 10 basis points to 65%. Adjusted operating profit attributable to the Company increased 14% to $351 million.

Unallocated Expense:

4th Quarter, 2017: Unallocated expense includes corporate center functions and certain non-performance related items such as excess real estate. Unallocated expense increased 114% to $73 million primarily due to lease exit charges. Adjusted unallocated expense increased 19% to $41 million in the fourth quarter primarily due to performance related costs and Company-wide IT projects.

2017: Full-year 2017 unallocated expense increased 40% to $178 million primarily due to lease exit charges. Full-year 2017 adjusted unallocated expense increased 9% to $141 million primarily due to performance related costs and Company-wide IT projects.

Provision for Income Taxes: The Company's effective tax rates in 2017 and 2016 were 33.4% and 30.1%, respectively. The adjusted effective tax rates in 2017 and 2016 were 28.9% and 32.1%, respectively. The decrease in the 2017 adjusted effective tax rate was primarily due to the recognition of excess tax benefits associated with stock-based compensation in the statement of income.

Balance Sheet and Cash Flow: Cash and cash equivalents at the end of the fourth quarter were $2.8 billion, of which approximately $2.1 billion was held outside the United States. For full-year 2017, cash provided by operating activities was $2.02 billion. Free cash flow was $1.78 billion, an increase of $453 million from 2016. Free cash flow, excluding tax on gains from divestitures and the after-tax payments associated with legal and regulatory settlements and insurance recoveries, was $1.85 billion, an increase of $273 million over 2016.

Outlook: The Company is introducing 2018 guidance with reported revenue expected to increase mid single-digits. On a U.S. GAAP basis, diluted EPS is expected to be $8.15 to $8.30 and adjusted diluted EPS is expected to be $8.45 to $8.60. Adjusted diluted EPS excludes amortization of intangibles related to acquisitions. Free cash flow excluding certain items is expected to be approximately $2.3 billion.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, organic revenue, adjusted unallocated expense, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP on Exhibits 5, 8, 9 and 10. The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the fourth quarter 2017 earnings results on a conference call scheduled for today, February 6, at 8:30 a.m. ET. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/CustomPage/Index?KeyGenPage=1073751596&event=19874. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until March 5, 2018. U.S. participants may call (866) 429-0569; international participants may call +1 (203) 369-0911 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•
worldwide economic, political and regulatory conditions, including conditions that may result from legislative, regulatory and policy changes associated with the current U.S. administration or the United Kingdom’s withdrawal from the European Union;

•
the rapidly evolving regulatory environment, in Europe, the United States and elsewhere, affecting Ratings, Market and Commodities Intelligence and Indices, including new and amended regulations and the Company’s compliance therewith;

•
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for unauthorized access to our systems or a system or network disruption that results in improper disclosure of confidential information or data, regulatory penalties and remedial costs;

•	our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

•	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

•	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;

•	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

•	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;

•	the effect of competitive products and pricing, including the level of success of new product developments and global expansion;

•	consolidation in the Company’s end-customer markets;

•	the impact of customer cost-cutting pressures, including in the financial services industry and commodities markets;

•	a decline in the demand for credit risk management tools by financial institutions;

•	the level of merger and acquisition activity in the United States and abroad;

•	the volatility of the energy marketplace and the health of the commodities markets;

•	our ability to attract, incentivize and retain key employees;

•
our ability to adjust to changes in European and United Kingdom markets as the United Kingdom leaves the European Union, and the impact of the United Kingdom’s departure on our credit rating activities and other European and United Kingdom offerings;

•
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

•	changes in applicable tax or accounting requirements, including the impact of recent tax reform in the U.S.;

•	the level of the Company’s future cash flows and capital investments;

•	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and

•
the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1a, Risk Factors, in the Annual Report on Form 10-K.

About S&P Global
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries. For more information visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

Get news direct via RSS:
http://investor.spglobal.com/RSS-Feeds/Index?keyGenPage=1073751617

Contact:
Investor Relations:
Chip Merritt
Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:

Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
jason.feuchtwanger@spglobal.com

Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Periods ended December 31, 2017 and 2016
(dollars in millions, except per share data)

(unaudited)	Three Months			Twelve Months
	2017	2016	% Change	2017	2016	% Change

Revenue	$1,589	$1,399	14%	$6,063	$5,661	7%
Expenses	961	921	4%	3,453	3,393	2%
Gain on dispositions (a)	—	(379)	N/M	—	(1,101)	N/M
Operating profit	628	857	(27)%	2,610	3,369	(23)%
Interest expense, net	39	60	(35)%	149	181	(18)%
Income before taxes on income	589	797	(26)%	2,461	3,188	(23)%
Provision for taxes on income	290	228	27%	823	960	(14)%
Net income	299	569	(47)%	1,638	2,228	(27)%
Less: net income attributable to noncontrolling interests	(36)	(32)	14%	(142)	(122)	16%
Net income attributable to S&P Global Inc.	$263	$537	(51)%	$1,496	$2,106	(29)%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$1.03	$2.07	(50)%	$5.84	$8.02	(27)%
Diluted	$1.02	$2.05	(50)%	$5.78	$7.94	(27)%

Weighted-average number of common shares outstanding:
Basic	254.4	258.9		256.3	262.8
Diluted	257.0	261.6		258.9	265.2

Actual shares outstanding at year end				253.7	258.3

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

(a)
The three months ended December 31, 2016 includes a pre-tax gain on dispositions related to the sale of Standard & Poor's Securities Evaluations, Inc. and Credit Market Analysis, and Equity Research, of $364 million and $9 million, respectively. The three and twelve months ended December 31, 2016 also includes a pre-tax gain on the sale of J.D. Power of $6 million and $728 million, respectively.

Exhibit 2

S&P Global
Condensed Consolidated Balance Sheets
December 31, 2017 and 2016
(dollars in millions)

(unaudited)	2017	2016

Assets:
Cash and cash equivalents	$2,779	$2,392
Other current assets	1,545	1,279
Total current assets	4,324	3,671
Property and equipment, net	275	271
Goodwill and other intangible assets, net	4,377	4,455
Other non-current assets	449	272
Total assets	$9,425	$8,669

Liabilities and Equity:
Short-term debt	$399	$—
Unearned revenue	1,613	1,509
Other current liabilities	1,202	1,102
Long-term debt	3,170	3,564
Pension, other postretirement benefits and other non-current liabilities	923	713
Total liabilities	7,307	6,888
Redeemable noncontrolling interest	1,350	1,080
Total equity	768	701
Total liabilities and equity	$9,425	$8,669

Exhibit 3

S&P Global
Condensed Consolidated Statements of Cash Flows
Years ended December 31, 2017 and 2016
(dollars in millions)

(unaudited)	2017	2016

Operating Activities:
Net income	$1,638	$2,228
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	82	85
Amortization of intangibles	98	96
Deferred income taxes	—	79
Stock-based compensation	99	76
Gain on dispositions	—	(1,101)
Other	167	93
Accrued legal and regulatory settlements	(4)	(150)
Net changes in other operating assets and liabilities	(64)	154
Cash provided by operating activities	2,016	1,560

Investing Activities:
Capital expenditures	(123)	(115)
Acquisitions, net of cash acquired	(83)	(177)
Proceeds from dispositions	2	1,498
Changes in short-term investments	(5)	(1)
Cash (used for) provided by investing activities	(209)	1,205

Financing Activities:
Payments on short-term debt, net	—	(143)
Proceeds from issuance of senior notes, net	—	493
Payments on senior notes	—	(421)
Dividends paid to shareholders	(421)	(380)
Distributions to noncontrolling interest holders	(111)	(116)
Repurchase of treasury shares	(1,001)	(1,123)
Exercise of stock options, employee withholding tax on share-based payments and other	26	(6)
Cash used for financing activities	(1,507)	(1,696)
Effect of exchange rate changes on cash	87	(158)
Net change in cash and cash equivalents	387	911
Cash and cash equivalents at beginning of year	2,392	1,481
Cash and cash equivalents at end of year	$2,779	$2,392

Exhibit 4

S&P Global
Operating Results by Segment
Periods ended December 31, 2017 and 2016
(dollars in millions)

(unaudited)	Three Months			Twelve Months

	Revenue			Revenue
	2017	2016	% Change	2017	2016	% Change

Ratings	$789	$658	20%	$2,988	$2,535	18%
Market and Commodities Intelligence	637	595	7%	2,452	2,585	(5)%
S&P Dow Jones Indices	191	171	12%	733	639	15%
Intersegment Elimination	(28)	(25)	(16)%	(110)	(98)	(12)%
Total revenue	$1,589	$1,399	14%	$6,063	$5,661	7%

	Expenses			Expenses
	2017	2016	% Change	2017	2016	% Change

Ratings (a)	$415	$400	4%	$1,464	$1,273	15%
Market and Commodities Intelligence (b)	429	65	N/M	1,659	763	N/M
S&P Dow Jones Indices (c)	72	67	7%	262	227	15%
Intersegment Elimination	(28)	(25)	(16)%	(110)	(98)	(12)%
Total expenses	$888	$507	75%	$3,275	$2,165	51%

	Operating Profit			Operating Profit
	2017	2016	% Change	2017	2016	% Change

Ratings (a)	$374	$258	45%	$1,524	$1,262	21%
Market and Commodities Intelligence (b)	208	530	(61)%	793	1,822	(56)%
S&P Dow Jones Indices (c)	119	104	15%	471	412	14%
Total operating segments	701	892	(21)%	2,788	3,496	(20)%
Unallocated expense (d)	(73)	(35)	N/M	(178)	(127)	40%
Total operating profit	$628	$857	(27)%	$2,610	$3,369	(23)%

N/M - not meaningful

(a)
The three and twelve months ended December 31, 2017 includes legal settlement expenses of $53 million and $55 million, respectively. The three and twelve months ended December 31, 2016 include legal settlement expenses and a benefit related to net legal settlement insurance recoveries of $54 million and $10 million, respectively. The three and twelve months ended December 31, 2017 include employee severance charges of $10 million and $25 million, respectively. The twelve months ended December 31, 2016 include employee severance charges of $6 million. Additionally, amortization of intangibles from acquisitions of $1 million are included for the three months ended December 31, 2017 and 2016 and $4 million and $5 million for the twelve months ended December 31, 2017 and 2016, respectively.

(b)
The twelve months ended December 31, 2017 includes non-cash acquisition and disposition-related adjustments of $15 million. The three and twelve months ended December 31, 2017 includes employee severance charges of $3 million and $9 million, respectively, and a charge to exit a leased facility of $6 million and an asset-write off of $2 million for the twelve months ended December 31, 2017. The three and twelve months ended December 31, 2016 include a gain on dispositions of $379 million and $1.1 billion, respectively, and disposition-related costs of $31 million and $48 million, respectively. The twelve months ended December 31, 2016 include a technology-related impairment charge of $24 million and an acquisition-related cost of $1 million. Additionally, amortization of intangibles from acquisitions of $22 million and $23 million are included for the three months ended December 31, 2017 and 2016, respectively, and $87 million and $85 million for the twelve months ended December 31, 2017 and 2016, respectively.

(c)
Amortization of intangibles from acquisitions of $3 million and $1 million are included for the three months ended December 31, 2017 and 2016, respectively, and $7 million and $6 million for the twelve months ended December 31, 2017 and 2016, respectively.

(d)
The three and twelve months ended December 31, 2017 includes a charge to exit leased facilities of $19 million and a pension related charge of $8 million. The three and twelve months ended December 31, 2017 includes employee severance charges of $5 million and $10 million, respectively. The twelve months ended December 31, 2016 includes $3 million from a disposition-related reserve release.

Exhibit 5

S&P Global
Operating Results by Segment - Reported vs. Performance
Non-GAAP Financial Information
Periods ended December 31, 2017 and 2016
(dollars in millions, except per share amounts)

Adjusted Operating Profit

(unaudited)		Three Months			Twelve Months
		2017	2016	% Change	2017	2016	% Change

Ratings	Operating Profit	$374	$258	45%	$1,524	$1,262	21%
	Non-GAAP Adjustments (a)	64	54		80	(4)
	Deal-Related Amortization	1	1		4	5
	Adjusted Operating Profit	$439	$313	40%	$1,608	$1,263	27%

Market and Commodities Intelligence	Operating Profit	$208	$530	(61)%	$793	$1,822	(56)%
	Non-GAAP Adjustments (b)	3	(347)		33	(1,027)
	Deal-Related Amortization	22	23		87	85
	Adjusted Operating Profit	$233	$206	13%	$913	$881	4%

S&P Dow Jones Indices	Operating Profit	$119	$104	15%	$471	$412	14%
	Deal-Related Amortization	3	1		7	6
	Adjusted Operating Profit	$122	$105	16%	$478	$417	14%

Total Segments	Operating Profit	$701	$892	(21)%	$2,788	$3,496	(20)%
	Non-GAAP Adjustments (a) (b)	67	(293)		112	(1,031)
	Deal-Related Amortization	25	25		98	96
	Adjusted Segment Operating Profit	$793	$624	27%	$2,998	$2,561	17%

Unallocated Expense	Unallocated Expense	$(73)	$(35)	N/M	$(178)	$(127)	40%
	Non-GAAP Adjustments (c)	32	—		37	(3)
	Adjusted Unallocated Expense	$(41)	$(35)	19%	$(141)	$(130)	9%

Total SPGI	Operating Profit	$628	$857	(27)%	$2,610	$3,369	(23)%
	Non-GAAP Adjustments (a) (b) (c)	99	(293)		149	(1,034)
	Deal-Related Amortization	25	25		98	96
	Adjusted Operating Profit	$752	$589	28%	$2,857	$2,431	18%

Adjusted Interest Expense

(unaudited)	Three Months			Twelve Months
	2017	2016	% Change	2017	2016	% Change

Interest Expense	$39	$60	(35)%	$149	$181	(18)%
Non-GAAP Adjustments (d)	—	(21)		—	(21)
Adjusted Interest Expense	$39	$38	1%	$149	$160	(7)%

Exhibit 5

Adjusted Provision for Income Taxes

(unaudited)	Three Months			Twelve Months
	2017	2016	% Change	2017	2016	% Change

Provision for Income Taxes	$290	$228	27%	$823	$960	(14)%
Non-GAAP Adjustments (a) (b) (c) (d) (e)	(96)	(53)		(75)	(265)
Deal-Related Amortization	9	9		34	34
Adjusted Provision for Income Taxes	$203	$185	10%	$782	$729	7%

Adjusted Effective Tax Rate

(unaudited)	Three Months			Twelve Months
	2017	2016	% Change	2017	2016	% Change

Adjusted Operating Profit	$752	$589	28%	$2,857	$2,431	18%
Adjusted Interest Expense	(39)	(38)		(149)	(160)
Adjusted Income Before Taxes on Income (1)	713	551	30%	2,708	2,271	19%
Adjusted Provision for Income Taxes (2)	203	185		782	729
Adjusted Effective Tax Rate (2)/(1)	28.5%	33.5%		28.9%	32.1%

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2017		2016		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
As Reported	$263	$1.02	$537	$2.05	(51)%	(50)%
Non-GAAP Adjustments (a) (b)	195	0.76	(219)	(0.84)
Deal-Related Amortization	16	0.06	16	0.06
Adjusted	$474	$1.85	$334	$1.28	42%	44%

	Twelve Months
As Reported	$1,496	$5.78	$2,106	$7.94	(29)%	(27)%
Non-GAAP Adjustments (a) (b) (c)	224	0.87	(748)	(2.82)
Deal-Related Amortization	64	0.25	62	0.23
Adjusted	$1,784	$6.89	$1,420	$5.35	26%	29%

Note - Totals presented may not sum due to rounding.
Note - Total SPGI adjusted operating profit for the three and twelve months ended December 31, 2017 include revenue of $1,589 million and $6,063 million, respectively, and adjusted total expense of $837 million and $3,206 million, respectively. Total SPGI adjusted operating profit for the three and twelve months ended December 31, 2016 include revenue of $1,399 million and $5,661 million, respectively, and adjusted total expense of $810 million and $3,230 million, respectively.
Note - Adjusted operating margin for Ratings, Market and Commodities Intelligence and S&P Dow Jones Indices was 56%, 37% and 64% for the three months ended December 31, 2017 and 54%, 37% and 65% for the twelve months ended December 31, 2017. Adjusted operating margin for the Company was 47% for the three and twelve months ended December 31, 2017.

(a)
The three and twelve months ended December 31, 2017 includes legal settlement expenses of $53 million ($33 million after-tax) and $55 million ($34 million after-tax), respectively. The three and twelve months ended December 31, 2016 include legal settlement expenses and a benefit related to net legal settlement insurance recoveries of $54 million ($33 million after-tax) and $10 million ($4 million after-tax), respectively. The three and twelve months ended December 31, 2017 include employee severance charges of $10 million ($6 million after-tax) and $25 million ($17 million after-tax), respectively. The twelve months ended December 31, 2016 include employee severance charges of $6 million ($3 million after-tax).

Exhibit 5

(b)
The twelve months ended December 31, 2017 includes non-cash acquisition and disposition-related adjustments of $15 million ($7 million after-tax). The three and twelve months ended December 31, 2017 includes employee severance charges of $3 million ($2 million after-tax) and $9 million ($7 million after-tax), respectively, and a charge to exit a leased facility of $6 million ($3 million after-tax) and an asset-write off of $2 million ($1 million after-tax) for the twelve months ended December 31, 2017. The three and twelve months ended December 31, 2016 include a gain on dispositions of $379 million ($297 million after-tax) and $1.1 billion ($818 million after-tax), respectively, and disposition-related costs of $31 million ($31 million after-tax) and $48 million ($42 million after-tax), respectively. The twelve months ended December 31, 2016 include a technology-related impairment charge of $24 million ($16 million after-tax) and an acquisition-related cost of $1 million ($1 million after-tax).

(c)
The three and twelve months ended December 31, 2017 includes a charge to exit leased facilities of $19 million ($16 million after-tax) and a pension related charge of $8 million ($7 million after-tax). The three and twelve months ended December 31, 2017 includes employee severance charges of $5 million ($3 million after-tax) and $10 million ($6 million after-tax), respectively. The twelve months ended December 31, 2016 includes $3 million ($2 million after-tax) from a disposition-related reserve release.

(d)	The three and twelve months ended December 31, 2016 include a redemption fee of $21 million ($13 million after-tax) related to the early payment of our senior notes.

(e)
The three and twelve months ended December 31, 2017 include $149 million of tax expense due to U.S. tax reform, primarily associated with the deemed repatriation of foreign earnings, which was partially offset by a $21 million tax benefit related to prior year divestitures.

Exhibit 6

S&P Global
Revenue by Type
Periods ended December 31, 2017 and 2016
(dollars in millions)

(unaudited)	Subscription / Non-Transaction			Asset-Linked Fees			Non-Subscription / Transaction
	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change

	Three Months
Ratings (a)	$388	$347	12%	$—	$—	N/M	$401	$311	29%
Market and Commodities Intelligence (b)	603	560	8%	—	—	N/M	34	35	(4)%
S&P Dow Jones Indices (c)	36	37	(3)%	121	104	17%	34	30	12%
Intersegment elimination	(28)	(25)	(16)%	—	—	N/M	—	—	N/M
Total revenue	$999	$919	9%	$121	$104	17%	$469	$376	25%

	Twelve Months
Ratings (a)	$1,448	$1,357	7%	$—	$—	N/M	$1,540	$1,178	31%
Market and Commodities Intelligence (b)	2,317	2,231	4%	—	—	N/M	135	354	(62)%
S&P Dow Jones Indices (c)	141	133	6%	461	381	21%	131	125	5%
Intersegment elimination	(110)	(98)	(12)%	—	—	N/M	—	—	N/M
Total revenue	$3,796	$3,623	5%	$461	$381	21%	$1,806	$1,657	9%

N/M - not meaningful

(a)
Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $26 million and $100 million for the three and twelve months ended December 31, 2017, respectively and $24 million and $92 million for the three and twelve months ended December 31, 2016, respectively, charged to Market and Commodities Intelligence for the rights to use and distribute content and data developed by Ratings.

(b)
Subscription revenue is related to credit ratings-related information products, Market Intelligence Desktop products, investment research products and other data subscriptions, real-time news, market data, and price assessments, along with other information products. Non-subscription revenue is related to certain advisory, pricing and analytical services, licensing of its proprietary market price data and price assessments to commodity exchanges, conference sponsorship, consulting engagements and events. We completed the sale of J.D. Power on September 7, 2016, with the results included in Market and Commodities Intelligence results through that date.

(c)
Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while asset-linked fees primarily relate to fees based on assets underlying exchange-traded funds, mutual funds and insurance products. Transaction revenue relates to trading based fees from exchange-traded derivatives.

.

Exhibit 7

S&P Global
Revenue by Geographic Area
Periods ended December 31, 2017 and 2016
(dollars in millions)

(unaudited)	U.S.			International
	2017	2016	% Change	2017	2016	% Change

	Three Months
Ratings	$440	$365	21%	$349	$293	19%
Market and Commodities Intelligence	351	336	4%	286	259	10%
S&P Dow Jones Indices	155	136	14%	36	35	5%
Intersegment elimination	(14)	(12)	(21)%	(14)	(13)	(11)%
Total revenue	$932	$825	13%	$657	$574	14%

	Twelve Months
Ratings	$1,716	$1,462	17%	$1,272	$1,073	19%
Market and Commodities Intelligence	1,396	1,523	(8)%	1,056	1,062	(1)%
S&P Dow Jones Indices	603	525	15%	130	114	14%
Intersegment elimination	(57)	(49)	(15)%	(53)	(49)	(9)%
Total revenue	$3,658	$3,461	6%	$2,405	$2,200	9%

Exhibit 8

S&P Global
Non-GAAP Financial Information
Periods ended December 31, 2017 and 2016
(dollars in millions)
Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Twelve Months
	2017	2016
Cash provided by operating activities	$2,016	$1,560
Capital expenditures	(123)	(115)
Distributions to noncontrolling interest holders	(111)	(116)
Free cash flow	$1,782	$1,329
Tax on gain from sale of J.D. Power	—	200
Tax on gain from sale of SPSE and CMA	67	—
Payment of legal and regulatory settlements	4	150
Legal settlement insurance recoveries	—	(77)
Tax benefit from legal settlements	(2)	(24)
Free cash flow excluding above items	$1,851	$1,578

 S&P Global Organic Revenue

(unaudited)	Three Months			Twelve Months
	2017	2016	% Change	2017	2016	% Change
Total revenue	$1,589	$1,399	14%	$6,063	$5,661	7%
Market and Commodities Intelligence acquisitions, divestitures and product closures	—	(6)		(30)	(333)
S&P Dow Jones Indices acquisition	—	—		(3)	—
Total adjusted revenue	$1,589	$1,393	14%	$6,030	$5,328	13%

Organic revenue constant currency basis	$1,572	$1,393	13%	$6,024	$5,328	13%

Adjusted Market and Commodities Intelligence Revenue

(unaudited)	Three Months			Twelve Months
	2017	2016	% Change	2017	2016	% Change
Market and Commodities Intelligence revenue	$637	$595	7%	$2,452	$2,585	(5)%
Acquisitions, divestitures and product closures	—	(6)		(30)	(333)
Adjusted Market and Commodities Intelligence revenue	$637	$589	8%	$2,422	$2,252	8%

(unaudited)	Three Months			Twelve Months
	2017	2016	% Change	2017	2016	% Change
Market Intelligence revenue	$440	$407	8%	$1,678	$1,659	1%
Divestitures and product closures	—	(6)		—	(117)
Adjusted Market Intelligence revenue	$440	$401	10%	$1,678	$1,542	9%

Platts revenue	$197	$188	5%	$774	$712	9%
Acquisitions	—	—		(30)	(2)
Adjusted Platts revenue	$197	$188	5%	$744	$710	5%

Adjusted Market and Commodities Intelligence revenue	$637	$589	8%	$2,422	$2,252	8%

Exhibit 8

S&P Dow Jones Indices Organic Revenue

(unaudited)	Three Months			Twelve Months
	2017	2016	% Change	2017	2016	% Change
S&P Dow Jones Indices revenue	$191	$171	12%	$733	$639	15%
Acquisition	—	—		(3)	—
Adjusted S&P Dow Jones Indices revenue	$191	$171	12%	$730	$639	14%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	Three Months			Twelve Months
	2017	2016	% Change	2017	2016	% Change
Adjusted operating profit	$122	$105	16%	$478	$417	14%
Income attributable to NCI	32	28		127	109
Adjusted net operating profit	$90	$77	15%	$351	$308	14%

Exhibit 9

S&P Global
Non-GAAP Financial Information

Reconciliation of 2018 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$8.15	$8.30
Deal-Related Amortization	0.30	0.30
Non-GAAP Diluted EPS	$8.45	$8.60

Exhibit 10

S&P Global
Recast of 2017 Financial Information to Reflect Revised 2018 Segment Presentation
Period ended December 31, 2017
(dollars in millions)

Revenue

(unaudited)	2017
	Q1	Q2	Q3	Q4	Full Year
S&P Global Market Intelligence	$402	$414	$422	$440	$1,678
S&P Global Platts	$191	$192	$193	$197	$774

Adjusted Operating Profit

(unaudited)		2017
		Q1	Q2	Q3	Q4	Full Year
S&P Global Market Intelligence	Operating Profit	$104	$113	$124	$127	$467
	Non-GAAP Adjustments (a)	4	4	—	3	12
	Deal-Related Amortization	17	18	17	17	69
	Adjusted Operating Profit	$125	$135	$141	$147	$548

S&P Global Platts	Operating Profit	$82	$78	$84	$81	$326
	Non-GAAP Adjustments (b)	11	9	—	—	21
	Deal-Related Amortization	5	5	5	5	18
	Adjusted Operating Profit	$98	$92	$89	$86	$365

Note - Totals presented may not sum due to rounding.

(a)
Q1 includes a non-cash disposition-related adjustment of $4 million ($4 million after-tax); Q2 includes employee severance charges of $4 million ($3 million after-tax); and Q4 includes employee severance charges of $3 million ($2 million after-tax).

(b)
Q1 includes a non-cash acquisition-related adjustment of $11 million ($3 million after-tax) and Q2 includes a charge to exit a leased facility of $6 million ($3 million after-tax), an asset write-off of $2 million ($1 million after-tax) and employee severance charges of $1 million ($1 million after-tax).